Exhibit 10.9

LETTERHEAD:
TALECRIS BIOTHERAPEUTICS HOLDINGS CORP

December      , 2006

(Addressee)

(Address)

Re:          Your Special Recognition Bonus and Restricted Stock Award

Congratulations. The Board of Directors of Talecris Biotherapeutics Holdings Corp. (the “Company”) has awarded you a cash bonus and a restricted share award subject to the terms and conditions described below. You now have the opportunity to accept the awards (if you wish to do so) by signing this letter and the attached Restricted Stock Award Agreement and returning them to the undersigned. Please review these documents carefully to assure that you fully understand them.

By executing this letter agreement on the last page, you agree to be bound by all of the terms and conditions as set forth below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting this letter agreement will be made by the Company’s Board of Directors (or any Committee appointed by the Board to administer the Company’s obligations under this letter agreement), and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding upon all parties, including you, your heirs, and representatives.

Specific Terms and Conditions

1.             Your award pursuant to this letter agreement consists of the following:

(a)     Cash bonus of $             , payable in accordance with Section 2 below; and

(b)               Restricted Shares hereby awarded pursuant to the Talecris Biotherapeutics Holdings Corp. 2006 Restricted Stock Plan (the “Plan”), according to the terms and conditions set forth in the attached Restricted Stock Award Agreement.

2.             The Company agrees to pay the cash bonus set forth in Section 1(a) above, together with any net income earned as of the date of each payment, in the following manner, subject to the terms and conditions set forth in Section 3 below:

Bonus Payment Date	Amount (expressed as a percentage of amount specified in Section 1(a) above)
December , 2006	57%
March 31, 2008	14	1/3%
March 31, 2009	14	1/3%
March 31, 2010	14	1/3%

3.             If your “Continuous Service” (within the meaning of the Plan) ends for any of the following reasons, your rights to any further cash bonus payments under this Agreement will be determined in accordance with the following table, but you shall be entitled to retain any and all cash bonus payments that the Company has previously paid to you:

Reason for Termination of Your Continuous Service:	Effect on Unpaid Cash Bonuses
Your voluntary resignation or your termination with or without “Cause” (within the meaning of the Plan)	Your rights will be forfeited, null, and void, subject to special rule in last row regarding Change in Control.
Your “Disability” (within the meaning of the Plan)	You will receive unpaid bonuses as if your Continuous Service had not ended.
Your death	Within one year of your death, unpaid amounts will be paid in a lump sum, to your designated beneficiary (or, if none, your estate).
Your “Involuntary Termination” within one year of a “Change in Control” (as such terms are defined under the Plan)	You will receive unpaid bonuses within one year of the date of termination of your Continuous Service.

4.             All payments under this Agreement shall be subject to and net of all applicable federal, state and local tax withholding requirements.

5.             The Company is establishing an irrevocable trust (the “Trust”) and contributing assets to the Trust in order to fund its payment obligations pursuant to Section 2 above. The Trust will pay the amounts due to you in cash, unless the Company shall have paid the amounts from its general assets. To the extent you have not previously vested in your rights with respect to the cash portion of your bonus under this letter agreement, your rights may not be sold, pledged assigned hypothecated, transferred, or disposed of in any manner.

6.             The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

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As noted above, the cash bonus and restricted shares that the Company is offering to you pursuant to this letter agreement are available for acceptance for seven (7) days from the date identified at the top of the prior page. . If you do not accept this award within this 7-day period, this offer will be null and void.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:
Name:
Title:

The undersigned hereby accepts the terms of this letter agreement on the terms and conditions set forth above.

Your signature:

Your printed name:

Date of Acceptance: December , 2006